Exhibit 99.1

Primavera Capital Acquisition Corporation Receives Late Filer Notification Letter from NYSE

Hong Kong – June 2, 2021 – Primavera Capital Acquisition Corporation (the “Company”) announced today that, it received a late filer notification letter (the “Letter”) from the New York Stock Exchange (the “NYSE”) on May 26, 2021, notifying that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

The NYSE notified the Company that, under NYSE rules, the Company will have six months from May 24, 2021 to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Form 10-Q. If the Company fails to file the Form 10-Q within six months from the filing due date, the NYSE may, in its sole discretion, allow the Company’s securities to trade for up to an additional six months, depending on the specific circumstances. The Letter also notes that the NYSE may commence delisting proceedings at any time during the period that is available to complete the filing, if circumstances warrant.

As the Company reported in its Form 12b-25 filed with the SEC on May 17, 2021, the Form 10-Q could not be filed within the prescribed time period required for smaller reporting companies without unreasonable effort and expense, because the Company is still assessing the impact of the guidance issued by the SEC on April 12, 2021 as to the accounting implications of certain terms that are common in warrants issued by SPACs. The Company continues to work diligently to complete and file the Form 10-Q as soon as practicable.

About Primavera Capital Acquisition Corporation

Primavera Capital Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to, and may pursue targets in, any industry or geography, the Company intends to focus on global consumer companies with a significant China presence or a compelling China potential.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact Alex Ge:

Telephone: +852 3767 5068

Email: chengyuan.ge@primavera-capital.com